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
HOUSING
HDA          HOUSING DEVELOPMENT ASSOCIATES S.E.

                                                                           Mailing Address:
DEVELOPMENT  65th Infantry Avenue, Rd.3, Km. 15.3  Tel. (787) 641-5844/45  PO Box 54
ASSOCIATES   Canovanas, PR  00729                  Fax (787) 641-1660      Canovanas, PR  00729
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EXHIBIT 99.1
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October 5, 2004                                    Press Release


            MERIT/CODERE JOINED FORCES WITH THE SIERRA DESIGN GROUP
    AND IS SELECTED AS NEW OPERATOR OF EL COMANDANTE AND VIDEO GAMING SYSTEM

     The managing committee of the board of directors of Housing Development Associates, S.E. (HDA) and affiliates, selected the newly formed consortia made up of Merit/Codere and the Sierra Design group to operate El Comandante and establish a new video gaming system.

     The selection was based in the new consortia's capacity to "guarantee an annual amount of monies needed to materialize the repayment or refinancing of the debt that mortgages the El Comandante land," according to a motion filed with the Horse Racing Board by the legal representation of HDA, an Equus Gaming Co. affiliate that holds the El Comandante license.

     "This offer delivers what we needed to restructure the industry, preserve the jobs and create new ones, attract a new multi-million investment to the island, expand the opportunities of the off-track betting agency owners, and create new entertainment alternatives," said Greg Cortes, who heads the bidding process and negotiations to select a new operator for El Comandante and for the installation, implementation and operation of a new video gaming system in the off-track betting agencies. The option of combining race track operation income with video games is a trend in the U.S. and in other markets. It has proved to be effective in complementing the income of race tracks that are increasingly very costly to operate.

     Four groups of companies had been selected for the quality of their proposals to facilitate the selection of one operator. These were the following the Sierra Design group; the Merit/Codere group; Intralot Inc. and Scientific Games. The first two leading bidders joined forces and offered a guarantee from a financial institution guaranteeing it would repay the El Comandante debt over the next 10 years.


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     Other factors that contributed to its selection: the proven state-of-the-art technology and the quality of the machines offered by Bally; the experience of Codere, a Spanish concern in the operation of race tracks and video games in Europe and Latin America and Merit's capacity to raise capital in the marketplace for its gaming operations. Two other offers were presented by Intralot Inc. and by Scientific Games. These two other offers will not be discarded until the negotiation process with the selected group is completed. If the negotiation is not successfully concluded, an effort will be implemented with either of the two remaining alternatives.

     The HDA board management committee met September 29 to evaluate the bids that had included a guarantee to repay the debt over the long term, one of the leading concerns in the selection process. The committee selected the newly formed Sierra Design/Merit/Codere consortia. Other bids were by Intralot, Inc. and Scientific Games.

     El Comandante has been facing serious financial difficulties. It is currently facing a foreclosure procedure in U.S. San Juan District Court. HDA's legal representation filed a motion September 30 requesting a stay in the proceedings or a 30 day extension to allow the restructuring of the business to be completed.

     The investment to be made by the selected consortia depends on new regulations that need to be issued for the video gaming system to be installed in the off- track betting agencies. The regulation is required by the new Horse Racing Act, Law #139 of June 5 of 2004. The new regulations need to establish the number of machines that it would allow. A minimum number of machines are needed in order to make the new investment viable.

     The motion filed in Federal Court requests "more time for El Comandante to exhaust all extrajudicial efforts to restructure its finance and avoid further litigation or a bankruptcy that would provoke the loss of thousands of jobs and adversely affect the economy of Puerto Rico."

     There are approximately 8,000 direct and indirect jobs in the horse racing industry in Puerto Rico.

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